UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2016

LRAD Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16990 Goldentop Road

San Diego, California 92127

(Address of Principal Executive Offices)

858-676-1112

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2016, the Compensation Committee of the Board of Directors of LRAD Corporation (the “Company”) approved an incentive bonus plan for fiscal year 2017 for all of the Company’s employees, including its executive officers. Target bonus amounts vary based on a fixed percentage of the employee’s base salary, which percentage equals 75% of base salary for Richard Danforth, the Company’s Chief Executive Officer, 50% of base salary for Katherine McDermott, the Company’s Chief Financial Officer, and 10% to 50% of base salary for other employees depending on their level of responsibility. A bonus payment will be made at three levels, including at 50% of target, at 100% of target and at 200% of target, based upon the achievement by the Company of specified performance goals established by the Compensation Committee. All of the Company’s employees will be entitled to participate in the incentive plan. The Compensation Committee established performance targets for Mr. Danforth based on total product bookings, net revenues, operating income and operating cash flow generated by the Company during fiscal year 2017, and for Ms. McDermott based on net revenues, operating income and operating cash flow generated by the Company during fiscal year 2017.

Item 5.08	Shareholder Director Nominations.

On December 6, 2016, the Board of Directors of the Company established March 14, 2017 as the date of the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”). Qualified stockholder proposals to be presented at the 2017 Annual Meeting and in the Company’s proxy statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices in San Diego, California, addressed to its corporate secretary, not later than December 31, 2016. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in the Company’s Amended and Restated Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 8, 2016

LRAD Corporation

By:	/s/ Katherine H. McDermott
Katherine H. McDermott
Chief Financial Officer